Exhibit 99

FOR IMMEDIATE RELEASE	Investor Contact: David Tucker 281-406-2370
February 22, 2007

Parker Drilling Reports Fourth Quarter and Full-Year 2006 Results
Pretax Income Increases 67% Over 2005,
Company Continues Execution of its Strategic Growth Plan
Houston, February 22, 2007 — Parker Drilling Company (NYSE: PKD), a global drilling contractor specializing in drilling services in the Gulf of Mexico and international land and offshore markets, today reported strong financial and operating results for the three and twelve months ended December 31, 2006. Financial highlights in 2006 include:
▪	Full-year 2006 revenues of $586.4 million and EBITDA of $205.0 million were the highest since 1982.

▪	Pretax income increased 67 percent to $117.4 million for 2006 driven by strong operating results and lower interest costs.

▪	Quail Tools reported record rental tool revenues of $122.0 million and record EBITDA of $75.5 million in 2006 and announced expansion into new markets.

▪	Strong financial results enabled the Company to utilize $99.5 million of net operating loss carryforwards in 2006. Based on current market conditions, Parker believes it will report continued strong results in 2007.

▪	Debt decreased to $329.4 million in 2006, a decrease of $242.2 million or 42 percent since 2003 with a corresponding decrease in interest expense of $22.2 million compared to 2003.

▪	Ended 2006 with a debt to capitalization ratio of 42 percent, down significantly from 59 percent at the end of 2005 and 76 percent at the end of 2004. This was achieved through debt reduction, the successful issuance of $99.9 million of equity in January 2006 and equity from earnings of $179.9 million over the last two years.
Robert L. Parker Jr., chairman, president and chief executive officer of Parker Drilling, said: “2006 was a year of significant accomplishment for Parker Drilling. Our strengthening financial performance is the result of the steadfast execution of our strategic growth plan, as we converted investments in our fleet and expansion platform into growth opportunities, expanded our international footprint to include Algeria and Saudi Arabia, capitalized on record margins in our U.S. barge rig and rental tool operations and sharpened our focus on providing our customers with high-performance integrated drilling solutions.”
For the three months ended December 31, 2006, Parker posted earnings of $37.2 million, or $0.34 per diluted share, on revenues of $146.3 million, compared to revenues of $149.6 million and net income of $56.7 million, or $0.58 per diluted share, for the fourth quarter of 2005. Net income in the fourth quarter of 2006 included net non-routine income of $0.12 per diluted share or $12.8 million, of which $12.6 million was non-cash deferred taxes.

The fourth quarter of 2005 included $0.45 per diluted share or $44.6 million of non-routine items, $44.9 million of which was non-cash deferred tax benefit. The tax benefit was incurred as a result of the Company’s profitability in 2005 with a sustained profit outlook, thereby making the realization of past net operating loss tax deductions highly likely. (See note “a” below).
Earnings before interest, taxes, depreciation and amortization (EBITDA) were $51.7 million for the fourth quarter of 2006, 18 percent higher than the $43.9 million in the fourth quarter of 2005. Significantly higher dayrates resulted in a 61 percent EBITDA improvement for Parker’s U.S. Gulf of Mexico barge rigs over the prior year’s quarter. Quail Tools also showed an improvement, with a 29 percent increase from the prior year’s quarter. For the year 2006, EBITDA was $205.0 million, a 27 percent increase over the $161.6 million for 2005. (The details of the EBITDA calculation, a non-GAAP financial measure, for the current and prior eight quarters are defined and reconciled later in this press release to their most directly comparable GAAP financial measure.)
For the year ended December 31, 2006, Parker Drilling reported revenues of $586.4 million, a 10 percent increase from $531.7 million in 2005. Net income was $81.0 million, or $0.75 per diluted share, compared to $98.9 million, or $1.02 per diluted share, in 2005. Net income for 2006 includes non-routine items of $0.14 per diluted share, and net income for 2005 includes non-routine items of $0.56 per diluted share. The details of the non-routine items for the year and the quarter are available on Parker’s website and can be viewed or downloaded by going to “Investor Relations” and then to “Reconciliation of Non-Routine Items.”
Capital expenditures for the year 2006 totaled $195.0 million. Total debt was $329.4 million at December 31, 2006, a reduction of $50.6 million from the previous year. The Company’s cash, cash equivalents and marketable securities totaled $155.1 million at year end compared to $78.2 million at year end 2005.
Average utilization for the Gulf of Mexico barge rigs for the fourth quarter of 2006 was 68 percent, compared to 73 percent reported for the fourth quarter of 2005. The decline in utilization is attributable to customers delaying some projects until 2007, causing two deep barge rigs to experience downtime during the quarter; however, both rigs have since re-entered the active fleet. In addition, two rigs were alternatively down for upgrades and scheduled preventive maintenance. Deep barge rig 50 completed its refurbishment program and re-entered the fleet in December under a six-month contract, and intermediate barge rig 8 is scheduled to re-enter the fleet in April under a ten-month contract.

Current utilization is 76 percent for the Gulf of Mexico barge rigs. Despite the slight decline in average utilization during the fourth quarter, the Company’s deep drilling barge dayrates in the Gulf of Mexico continued to experience record levels, averaging $49,500 per day during the fourth quarter of 2006, up approximately 44 percent, or $15,000 per day, from the fourth quarter of 2005 and up approximately eight percent, or $3,700 per day, above the third quarter of 2006. (Average dayrates for each classification of barge by quarter are available on Parker’s website and can be viewed or downloaded by going to “Investor Relations” and then to “Dayrates - GOM.”)
The average utilization of international land rigs for the fourth quarter of 2006 decreased to 46 percent from the 84 percent reported for the fourth quarter of 2005 as a result of rigs mobilizing to new areas of operation. International utilization should increase during the first quarter of 2007 as newly constructed land rigs are deployed in Algeria, and as rigs working under previously announced contracts contribute for the full quarter.
Quail Tools, Parker Drilling’s drilling and production rental tools subsidiary, continued its outstanding performance as it posted revenues of $31.6 million in the fourth quarter. 2007 is anticipated to improve as additional equipment is scheduled to be delivered during the first half of 2007. Quail’s new operating facility in Northeast Texas will open in March, and will provide increased coverage of the Barnett Shale area and Fayetteville Shale area in Arkansas, in addition to the East Texas and Oklahoma markets.
“Looking ahead, we expect increasing contributions from our international segments in 2007 due to higher demand, forecasted increased customer spending and a greater focus on our international markets,” said Parker. “Domestically, we expect continued steady demand for our preferred barge rigs in our U.S. Gulf of Mexico transition zone market; although we anticipate the growth in dayrates will begin to level out during the first half of 2007 as they normalize from the record pace of increases seen over the last two years. Finally, we also expect continued growth and outstanding performance from our rental tools segment, as the benefits from expansion plans and capital investment are realized in the first half of 2007.”
Parker continued: “In 2006, we completed the first full year of our strategic growth plan, resulting in dramatic improvements in key operational metrics and a stronger balance sheet. As we continue execution of our plan we expect to strengthen our financial position and increase our market share in the critical domestic and international markets that value our competitive differentiation based on preferred rigs, rental tools and project management services. We also plan to build on our competitive advantages in deep and frontier drilling through technological innovation while maintaining our industry leadership in safety and performance. These factors will enable us to capture demand, manage our Company’s growth and provide our customers with cost-effective integrated drilling solutions. The combination of these factors makes us optimistic about our outlook for 2007.”

Operating Segment Highlights
•	Barge rig 53 was awarded an additional two-year contract by Pemex for drilling services in Mexico. The rig has drilled continuously in the region since 2004, and new contract terms contain dayrates in accordance with current market pricing that will improve the rig’s operating margins.

•	Rig 188 in New Zealand was awarded an extension of its current long-term contract. The rig is expected to drill continuously throughout 2007 and into 2008.

•	Construction on two of our four new 2,000 horsepower, variable-frequency drive land rigs has been completed. The rigs are currently being mobilized to Algeria for a three-year contract with Sonatrach and should begin operations during the second quarter.

•	Ultra-deep barge rig 77, the newest barge rig in our Gulf of Mexico fleet, completed construction and mobilized in December, and is currently operating under two consecutive three-month contracts.

•	The scope of our previously announced joint venture in Saudi Arabia, which will perform a three-year contract for Saudi Aramco with a one year option, has expanded from four rigs to six. Four of the rigs are in-country and are currently rigging up and commissioning equipment, with expected spud dates ranging throughout the late first quarter and second quarter of 2007.
Parker has scheduled a conference call at 9 a.m. CST (10 a.m. EST) Feb. 22, 2007 to discuss fourth quarter 2006 results. Those interested in participating in the call may dial in at (303) 262-2138. The conference call replay can be accessed from Feb. 22 through Mar. 1 by dialing (303) 590-3000 and using the access code 11083271#. Alternatively, the call can be accessed live through the Company’s website at http://www.parkerdrilling.com and will be archived on the site for 12 months.
(a) The 2005 results reflect a $44.9 million non-cash benefit from the elimination of the valuation allowance related to federal Net Operating Loss Carryforwards (NOL) and other deferred tax assets. The valuation allowance was originally recorded in accordance with Generally Accepted Accounting Principles (GAAP) as an offset to the Company’s deferred tax assets, which consisted primarily of net operating loss carryforwards. GAAP required the Company to recognize a valuation allowance unless it was “more likely than not” that the Company could realize the benefit of the NOL and deferred tax assets in future periods. Because expected earnings performance would enable the Company to benefit from the federal NOL, the valuation allowance was no longer required in the fourth quarter of 2005. The 2006 results reflect a $12.6 million non-cash benefit from the elimination of the valuation allowance related to state NOL carryforward and other deferred tax assets. The Company fully utilized its federal NOL during 2006 and expects to utilize the state NOL over the next three to five years.
This release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Acts. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including earnings per share guidance, the outlook for rig utilization and dayrates, general industry conditions including demand for drilling and customer spending, competitive advantages including cost effective integrated solutions, future technological innovation, future operating results of the Company’s rigs and rental tool operations, capital expenditures, expansion and growth opportunities, asset sales, successful negotiation of contracts, strengthening of financial position, increase in market share and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ materially from those expressed or implied in the forward-looking statements.

For a detailed discussion of risk factors that could cause actual results to differ materially from the Company’s expectations, please refer to the Company’s reports filed with the SEC, and in particular, the report on Form 10-K for the year ended December 31, 2005. Each forward-looking statement speaks only as of the date of this release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement.

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(Unaudited)

	December 31, 2006	December 31, 2005
	(Dollars in Thousands)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$92,203	$60,176
Marketable Securities	62,920	18,000
Accounts and Notes Receivable, Net	112,359	104,681
Rig Materials and Supplies	15,000	18,179
Deferred Costs	6,662	4,223
Deferred Income Taxes	17,307	12,018
Other Current Assets	11,123	64,058

TOTAL CURRENT ASSETS	317,574	281,335

PROPERTY, PLANT AND EQUIPMENT, NET	435,473	355,397

OTHER ASSETS
Goodwill	100,315	107,606
Deferred Taxes	13,405	34,449
Other Assets	34,534	22,833

TOTAL OTHER ASSETS	148,254	164,888

TOTAL ASSETS	$901,301	$801,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$—	$—
Accounts Payable and Accrued Liabilities	101,903	150,755

TOTAL CURRENT LIABILITIES	101,903	150,755

LONG-TERM DEBT	329,368	380,015

LONG-TERM DEFERRED TAXES	—	—

OTHER LIABILITIES	10,931	11,021

STOCKHOLDERS’ EQUITY	459,099	259,829

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$901,301	$801,620

Current Ratio	3.12	1.87

Total Long-Term Debt as a Percent of Capitalization	42%	59%

Book Value Per Common Share	$4.21	$2.66

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(Dollars in Thousands)		(Dollars in Thousands)
DRILLING AND RENTAL REVENUES
U.S. Drilling	$55,928	$36,162	$191,225	$128,252
International Drilling	58,809	87,985	273,216	308,572
Rental Tools	31,593	25,413	121,994	94,838

TOTAL DRILLING AND RENTAL REVENUES	146,330	149,560	586,435	531,662

DRILLING AND RENTAL OPERATING EXPENSES
U.S. Drilling	25,234	18,423	83,462	66,827
International Drilling	48,204	68,514	219,710	237,161
Rental Tools	12,666	10,723	46,454	38,211
Depreciation and Amortization	17,605	16,619	69,270	67,204

TOTAL DRILLING AND RENTAL OPERATING EXPENSES	103,709	114,279	418,896	409,403

DRILLING AND RENTAL OPERATING INCOME	42,621	35,281	167,539	122,259

General and Administrative Expense	(8,525)	(8,011)	(31,786)	(27,830)
Provision for Reduction in Carrying Value of Certain Assests	—	(2,584)	—	(4,884)
Gain on Disposition of Assets, Net	672	3,185	7,573	25,578

TOTAL OPERATING INCOME	34,768	27,871	143,326	115,123

OTHER INCOME AND (EXPENSE)
Interest Expense	(6,375)	(10,473)	(31,598)	(42,113)
Change in Fair Value of Derivative Position	(126)	550	40	2,076
Loss on Extinguishment of Debt	—	(1,613)	(1,912)	(8,241)
Other Income (Expense) — Net	2,947	1,285	7,579	3,383

TOTAL OTHER INCOME AND (EXPENSE)	(3,554)	(10,251)	(25,891)	(44,895)

INCOME BEFORE INCOME TAXES	31,214	17,620	117,435	70,228

INCOME TAX EXPENSE
Current Tax Expense	9,962	5,825	20,654	16,328
Deferred Tax (Benefit) Expense	(15,916)	(44,912)	15,755	(44,912)

TOTAL INCOME TAX (BENEFIT) EXPENSE	(5,954)	(39,087)	36,409	(28,584)

INCOME FROM CONTINUING OPERATIONS	37,168	56,707	81,026	98,812

Discontinued Operations, Net of Taxes	—	—	—	71

NET INCOME	$37,168	$56,707	$81,026	$98,883

EARNINGS PER SHARE — BASIC
Income From Continuing Operations	$0.35	$0.59	$0.76	$1.03
Discontinued Operations, Net of Taxes	$—	$—	$—	$—
Net Income	$0.35	$0.59	$0.76	$1.03

EARNINGS PER SHARE — DILUTED
Income From Continuing Operations	$0.34	$0.58	$0.75	$1.02
Discontinued Operations, Net of Taxes	$—	$—	$—	$—
Net Income	$0.34	$0.58	$0.75	$1.02

AVERAGE COMMON SHARES OUTSTANDING
Basic	107,379,371	96,562,584	106,552,015	95,818,893
Diluted	108,751,555	98,166,077	108,138,384	97,208,345

PARKER DRILLING COMPANY AND SUBSIDIARIES
Selected Financial Data
(Unaudited)

	Three Months Ended
	December 31,		September 30,
	2006	2005	2006
	(Dollars in Thousands)
DRILLING AND RENTAL REVENUES
U.S. Offshore Drilling	$50,830	$36,162	$50,089
U.S. Land Drilling	5,098	—	2,258
International Land Drilling	49,146	72,503	48,146
International Offshore Drilling	9,663	15,482	13,459
Rental Tools	31,593	25,413	32,831

Total Drilling and Rental Revenues	146,330	149,560	146,783

DRILLING AND RENTAL OPERATING EXPENSES
U.S. Offshore Drilling	22,345	18,423	19,982
U.S. Land Drilling	2,889	—	962
International Land Drilling	40,508	55,315	40,491
International Offshore Drilling	7,696	13,199	11,789
Rental Tools	12,666	10,723	12,349

Total Drilling and Rental Operating Expenses	86,104	97,660	85,573

DRILLING AND RENTAL OPERATING INCOME
U.S. Offshore Drilling	28,485	17,739	30,107
U.S. Land Drilling	2,209	—	1,296
International Land Drilling	8,638	17,188	7,655
International Offshore Drilling	1,967	2,283	1,670
Rental Tools	18,927	14,690	20,482
Depreciation and Amortization	(17,605)	(16,619)	(16,993)

Total Drilling and Rental Operating Income	42,621	35,281	44,217

General and Administrative Expense	(8,525)	(8,011)	(7,992)
Provision for Reduction in Carrying Value of Certain Assets	—	(2,584)	—
Gain on Disposition of Assets, Net	672	3,185	4,328

TOTAL OPERATING INCOME	$34,768	$27,871	$40,553

Marketable Rig Count Summary
As of December 31, 2006

Total
U.S. Land Rigs	3

U.S. Gulf of Mexico Barge Rigs
Workover	5
Intermediate	4
Deep	10

Total U.S. Gulf of Mexico Barge Rigs	19

International Land Rigs
Asia Pacific	9
Africa — Middle East	1
Latin America	3
CIS	8

Total International Land Rigs	21

International Barge Rigs
Mexico	1
Caspian Sea	1

Total International Barge Rigs	2

Total Marketable Rigs	45

Adjusted EBITDA
(Unaudited)

	Three Months Ending
	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004
Income (Loss) from Continuing Operations	$37,168	$18,639	$13,761	$11,458	$56,707	$18,073	$20,194	$3,838	$(2,147)	$(24,802)
Adjustments:
Income Tax Expense	(5,954)	13,173	14,694	14,496	(39,087)	2,165	3,486	4,852	3,001	4,542
Total Other Income and Expense	3,554	8,741	5,731	7,865	10,251	9,627	15,140	9,877	10,698	22,027
Gain (Loss) on Disposition of Assets, Net	(672)	(4,328)	(2,125)	(448)	(3,185)	(5,943)	(15,898)	(552)	(2,328)	(333)
Depreciation and Amortization	17,605	16,993	17,715	16,957	16,619	16,563	17,146	16,876	18,642	17,806
Provision for Reduction in Carrying Value	—	—	—	—	2,584	2,300	—	—	6,562	—

Adjusted EBITDA	$51,701	$53,218	$49,776	$50,328	$43,889	$42,785	$40,068	$34,891	$34,428	$19,240